UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Excel Trust, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2013

TO THE STOCKHOLDERS OF EXCEL TRUST, INC.:

Notice is hereby given that the 2013 annual meeting of stockholders of Excel Trust, Inc., a Maryland corporation, will be held at 10:00 a.m., local time, on May 7, 2013 at the Excel Centre, 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128 for the following purposes:

1. To elect seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify;

2. To consider and vote upon the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013;

3. To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

4. To transact such other business as may be properly brought before the annual meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our board of directors has fixed the close of business on March 21, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Accompanying this notice is a proxy statement and proxy card. Your proxy is important. Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the accompanying envelope. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

S. Eric Ottesen

Senior Vice President, General Counsel & Secretary

San Diego, California

April 2, 2013

EXCEL TRUST, INC.

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

PROXY STATEMENT

for

2013 ANNUAL MEETING OF STOCKHOLDERS

MAY 7, 2013

The board of directors of Excel Trust, Inc., a Maryland corporation, is soliciting proxies for use at the 2013 annual meeting of stockholders to be held on May 7, 2013 at 10:00 a.m., local time, and at any adjournments or postponements thereof. The annual meeting will be held at the Excel Centre, 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128. Enclosed with this proxy statement is a copy of our 2012 annual report, which includes our Form 10-K for the year ended December 31, 2012. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material. Our proxy statement and annual report are first being sent to stockholders on or about April 2, 2013.

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the board of directors’ nominees for directors, or for a substitute or substitutes in the event a nominee or nominees are unable to serve or decline to do so, FOR the ratification of the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the year ending December 31, 2013, and FOR the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement. As to any other business which may properly come before the annual meeting and be submitted to a vote of the stockholders, proxies received by the board of directors will be voted in the discretion of the designated proxy holders. A proxy may be revoked by written notice to the Secretary of Excel Trust at any time prior to the annual meeting by executing a later dated proxy or by attending the annual meeting and voting in person. Attendance at the annual meeting will not by itself revoke a proxy.

We will bear the cost of solicitation of proxies. In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our officers, directors and other employees. Although we have not retained a proxy solicitor to assist in the solicitation of proxies, we may do so in the future if the need arises, and do not believe that the cost of any such proxy solicitor will be material. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2013

Electronic copies of our proxy statement and annual report are available at www.ExcelTrust.com.

Voting

Holders of record of our common stock, par value $.01 per share, at the close of business on March 21, 2013 will be entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

As of March 21, 2013, 46,947,511 shares of our common stock were outstanding. Each share of our common stock is entitled to one vote. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the annual meeting on any matter will constitute a quorum at the annual meeting. Directors are elected by a plurality of all of the votes cast. The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm and the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement require the affirmative vote of a majority of the votes cast on the proposal.

Votes cast by proxy or in person at the annual meeting will be counted by the person appointed by us to act as inspector of election for the annual meeting. The inspector of election will treat shares represented by proxies that reflect abstentions (or votes withheld) or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes refer to unvoted proxies submitted by brokers who are not able to vote on a proposal absent instructions from the applicable beneficial owner. With regard to the election of directors, ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and the advisory vote regarding the compensation of the named executive officers as disclosed in this proxy statement, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors has nominated and recommends for election as directors the seven persons named herein to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. All of the nominees are presently directors of Excel Trust, and following the annual meeting there will be no vacancies on the board. Directors are elected by a plurality of all of the votes cast at the annual meeting. Cumulative voting is not permitted. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute or substitutes nominated by the board of directors, or the board of directors, on the recommendation of the nominating and corporate governance committee, may reduce the size of the board and number of nominees. The board of directors does not believe at this time that any substitute nominee or nominees will be required. We believe that all of our current board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each board member in the individual biographies below.

Information Regarding Nominees

The table below indicates the name, position with Excel Trust and age of each nominee for director as of March 21, 2013:

Name	Position	Age
Gary B. Sabin	Chairman of the Board of Directors and Chief Executive Officer	58
Spencer G. Plumb	President, Chief Operating Officer and Director	38
Mark T. Burton	Chief Investment Officer, Senior Vice President of Acquisitions and Director	52
Bruce G. Blakley	Director	67
Burland B. East III	Director	53
Robert E. Parsons, Jr.	Director	57
Warren R. Staley	Director	70

Information Regarding Directors

Gary B. Sabin has served as our Chairman and Chief Executive Officer since our formation in December 2009. Since October 2003, Mr. Sabin has served as Chairman, Chief Executive Officer and President of Excel

Realty Holdings. From September 2001 to October 2003, Mr. Sabin served as Co-Chairman and Chief Executive Officer of Price Legacy Corporation. From November 1997 to September 2001, Mr. Sabin served as Chairman, President and Chief Executive Officer of Excel Legacy Corporation. From September 1998 to April 1999, Mr. Sabin served as a Director and President of New Plan Excel Realty Trust. From January 1989 to September 1998, Mr. Sabin served as Chairman, President and Chief Executive Officer of Excel Realty Trust. In addition, Mr. Sabin has served as Chief Executive Officer of various companies since his founding of Excel Realty Trust Inc.’s predecessor company and its affiliates beginning in 1978. He has been active for over 30 years in diverse aspects of the real estate industry, including the evaluation and negotiation of real estate acquisitions, management, financing, development and dispositions. Mr. Sabin also currently serves as Chairman of The Sabin Children’s Foundation and Vice Chairman of the Cystic Fibrosis Foundation. Mr. Sabin received a Master’s Degree in Management from Stanford University as a Sloan Fellow and a Bachelor of Science in Finance from Brigham Young University. Mr. Sabin is the father-in-law of Spencer Plumb. Our board of directors concluded that Mr. Sabin should serve as our Chairman based on his executive leadership experience in public real estate investment trusts, or REITs, and other real estate companies, his entrepreneurship and creativity, his network of relationships with real estate professionals across the United States and his experience in finance.

Spencer G. Plumb has served as our President and Chief Operating Officer since our formation in December 2009 and has served as a director since the completion of our initial public offering in April 2010. Since January 2008, Mr. Plumb has served as Chief Operating Officer of Excel Realty Holdings. From October 2003 to January 2008, Mr. Plumb served as Senior Vice President of Investments of Excel Realty Holdings. From September 2001 to October 2003, Mr. Plumb served as Investment Analyst of Price Legacy Corporation. From November 1997 to September 2001, Mr. Plumb served as Investment Analyst of Excel Legacy Corporation. From September 1998 to April 1999, Mr. Plumb served as Property Analyst, Asset Management of New Plan Excel Realty Trust. From May 1997 to September 1998, Mr. Plumb served as Property Analyst of Excel Realty Trust. Mr. Plumb also currently serves on the investment committee of The Sabin Children’s Foundation and as a director of the San Diego chapter of the Cystic Fibrosis Foundation. Mr. Plumb received a Bachelor of Arts in Economics from Brigham Young University. Mr. Plumb is the son-in-law of Gary Sabin. Our board of directors concluded that Mr. Plumb should serve as a director based on his experience working with public REITs and other real estate companies and his experience with public markets.

Mark T. Burton has served as our Chief Investment Officer and Senior Vice President of Acquisitions since our formation in December 2009 and has served as a director since the completion of our initial public offering in April 2010. Since October 2003, Mr. Burton has served as Senior Vice President of Acquisitions/Dispositions of Excel Realty Holdings. From September 2001 to February 2004, Mr. Burton served as Senior Vice President — Acquisitions of Price Legacy Corporation. From November 1997 to September 2001, Mr. Burton served as Senior Vice President — Acquisitions of Excel Legacy Corporation. From September 1998 to April 1999, Mr. Burton served as Senior Vice President — Acquisitions of New Plan Excel Realty Trust. From October 1995 to September 1998, Mr. Burton served as Senior Vice President — Acquisitions, and from January 1989 to October 1995 as Vice President — Acquisitions, of Excel Realty Trust. Mr. Burton was associated with Excel Realty Trust and its affiliates beginning in 1983, primarily in the evaluation and selection of property acquisitions. Mr. Burton also currently serves as a director of The Sabin Children’s Foundation. Mr. Burton received a Bachelor of Arts in Finance from Brigham Young University. Our board of directors concluded that Mr. Burton should serve as a director based on his extensive experience directing acquisitions and dispositions for public and private real estate companies, including REITs.

Bruce G. Blakley has served as a director since the completion of our initial public offering in April 2010. Mr. Blakley retired from PricewaterhouseCoopers LLP in 2005 after a career of 32 years, including 23 years as an audit partner. Mr. Blakley currently serves as an adjunct faculty member at the Rady School of Management at the University of California, San Diego. He currently serves on the board of directors of Cubic Corporation, a public company, where he chairs the Audit Committee, HDOS Enterprises, a private company, where he is the Chair and serves on the Audit Committee, and NP Strategies, a not-for-profit. Mr. Blakley received a Bachelor of Arts in Business with an accounting major from Bowling Green State University. Mr. Blakley is a certified public accountant in California. Our board of directors concluded that Mr. Blakley should serve as a director and as chairman of the audit committee based on his career with PricewaterhouseCoopers LLP, his significant public REIT experience, particularly in the areas of finance, tax and audit, and his service on other boards and audit committees.

Burland B. East III has served as a director since the completion of our initial public offering in April 2010. Mr. East is the Chief Executive Officer of American Assets Investment Management, LLC, an SEC-registered investment advisor based in San Diego with over $900 million in assets under management. Mr. East was a Managing Principal of Silver Portal Capital, LLC, a FINRA-regulated investment bank specializing in institutional real estate from October 2001 to July 2010. From August 1992 to February 2001, Mr. East was a Managing Director, Senior Equity Analyst and Group Co-Head at First Union Securities, EVEREN Securities Inc. and Kemper Securities Inc., with primary responsibility for equity research coverage of all forms of publicly traded real estate companies and related investment banking. Since 2003, Mr. East has served on the Leadership Council of the Lusk Center for Real Estate at the University of Southern California. Mr. East is a NAREIT member and was a NAREIT Board Associate in 1998/1999. Mr. East received both a Bachelor of Arts in Business and Master’s Degree in Business Administration from Loyola College in Maryland. Mr. East holds a Chartered Financial Analyst (CFA) designation. Our board of directors concluded that Mr. East should serve as a director based on his depth of experience working with institutional and retail real estate investors, as well as his significant experience in general commercial real estate matters.

Robert E. Parsons, Jr. has served as a director since the completion of our initial public offering in April 2010. Mr. Parsons has served as Executive Vice President and Chief Financial Officer of Exclusive Resorts, LLC since June 2004. Prior to joining Exclusive Resorts, Mr. Parsons had worked for over 20 years at Marriott Corporation and then Host Marriott Corporation in various financial positions, including serving as Executive Vice President and Chief Financial Officer of Host Marriott Corporation for more than seven years. Since September 2010, Mr. Parsons has served on the board of directors of Carey Watermark Investors Incorporated, a public REIT. Mr. Parsons served on the board of directors of Tenfold Corporation from September 2004 to May 2008 and CNL Hotels & Resorts, Inc. from September 2003 to April 2007. Mr. Parsons received a Master’s Degree in Business Administration from the Graduate School of Management at Brigham Young University and a Bachelor of Arts in Accounting from Brigham Young University. Our board of directors concluded that Mr. Parsons should serve as a director based on his extensive experience as a director and senior officer in public REITs and other real estate companies and his experience in finance.

Warren R. Staley has served as a director since the completion of our initial public offering in April 2010. Mr. Staley served as Chief Executive Officer of Cargill, Inc., an international marketer, processor and distributor of agricultural food, financial and industrial products, from 1999 until his retirement in 2007. He served on Cargill’s board of directors from 1995 to 2007, including as Chairman from 2000 to 2007. Mr. Staley currently serves on the board of directors of PACCAR Inc., and previously served on the boards of directors of U.S. Bancorp from 1999 to 2008 and Target Corporation from 2001 to 2007. Mr. Staley received a Master’s Degree in Business Administration from Cornell University and a Bachelor of Science in Electrical Engineering from Kansas State University. Our board of directors concluded that Mr. Staley should serve as a director based on his global and diversified business knowledge, leadership expertise and experience as a director and senior officer of large public and private companies.

Information Regarding the Board

Board Independence

Our board of directors has determined that each of our current directors, except for Messrs. Sabin, Plumb and Burton, has no material relationship with Excel Trust (either directly or as a partner, stockholder or officer of an organization that has a relationship with Excel Trust) and is “independent” within the meaning of our director independence standards, which reflect the New York Stock Exchange, or NYSE, director independence standards, as currently in effect. Furthermore, our board of directors has determined that each of the members of each of the audit committee, the compensation committee and the nominating and corporate governance committee has no material relationship with Excel Trust (either directly or as a partner, stockholder or officer of an organization that has a relationship with Excel Trust) and is “independent” within the meaning of our director independence standards.

Board Meetings

Our board of directors held four meetings in 2012. No director attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of committees of our board of directors on which he served during the period for which he was a director.

To ensure free and open discussion among the independent directors of the board, regularly scheduled executive sessions are held, at which only independent directors are present. At each executive session, a presiding director may be selected by a majority of the directors present if those directors deem it necessary.

Committees of the Board

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. The composition of each committee complies with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. Each of these committees has at least three directors and is composed exclusively of independent directors, as defined by the rules, regulations and listing qualifications of the NYSE, which generally deem a director to be independent if the director has no relationship to us that may interfere with the exercise of his or her independence from management. Matters put to a vote at any one of our three board committees are required to be approved by a majority of the directors on the committee who are present at a meeting, in person or as otherwise permitted by our bylaws, at which there is a quorum or by unanimous written consent of the directors of that committee.

Audit Committee. The principal functions of the audit committee are described in its charter. In general, the audit committee helps ensure the integrity of our financial statements, the qualifications and independence of our independent auditor and the performance of our internal audit function and independent auditor. The audit committee selects, assists and meets with the independent auditor, oversees each annual audit and quarterly review and our internal controls and prepares the report that federal securities laws require be included in our annual proxy statement. Mr. Blakley is the chair of the audit committee and Messrs. East and Parsons are members of the audit committee. Our board of directors has determined that Mr. Blakley, our audit committee chair, qualifies as an “audit committee financial expert” as defined by the applicable Securities and Exchange Commission regulations and NYSE corporate governance listing standards. The audit committee held five meetings in 2012.

Compensation Committee. The principal functions of the compensation committee are described in its charter. In general, the compensation committee reviews and approves the compensation and benefits of our executive officers, administers and makes recommendations to our board of directors regarding our compensation and stock incentive plans, produces an annual report on executive compensation for inclusion in our proxy statement and publishes an annual committee report for our stockholders. Mr. Parsons is the chair of the compensation committee and Messrs. East and Staley are members of the compensation committee. The compensation committee held six meetings in 2012.

Nominating and Corporate Governance Committee. The principal functions of the nominating and corporate governance committee are described in its charter. In general, the nominating and corporate governance committee develops and recommends to our board of directors a set of corporate governance principles, reviews our code of business conduct and ethics, adopts policies with respect to conflicts of interest, monitors our compliance with corporate governance requirements of state and federal law and the rules and regulations of the

NYSE, establishes criteria for prospective members of our board of directors, conducts candidate searches and interviews, oversees and evaluates our board of directors and management, evaluates from time to time the appropriate size and composition of our board of directors, recommends, as appropriate, increases, decreases and changes in the composition of our board of directors and recommends to our board of directors the slate of directors to be elected at each annual meeting of our stockholders. Mr. East is the chair of the nominating and corporate governance committee and Messrs. Blakley and Staley are members of the nominating and corporate governance committee. The nominating and corporate governance committee held two meetings in 2012.

Our board of directors has adopted charters for each of the audit committee, compensation committee and nominating and corporate governance committee. Each of the charters is available on our website at www.ExcelTrust.com. The information contained on our website is not incorporated by reference into and does not form a part of this proxy statement.

Our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Board Leadership Structure

Mr. Sabin has served as our Chairman and Chief Executive Officer since our formation in December 2009. Our board of directors is comprised of Mr. Sabin, Mr. Plumb, our President and Chief Operating Officer, Mr. Burton, our Chief Investment Officer and Senior Vice President of Acquisitions, and four independent directors. We do not have a lead independent director. Our board has three standing independent committees with separate chairs — the audit, compensation, and nominating and corporate governance committees.

Our board of directors possesses considerable business experience and understanding of our company, including the opportunities and risks that we face. Our board of directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development and execution. Our independent directors bring experience, oversight and expertise from outside the company and across various disciplines, including real estate, finance and REIT public company management, while our Chief Executive Officer brings extensive company-specific and real estate experience and expertise. Our board of directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and our board, which are essential to effective governance and success in achieving business goals.

One of the key responsibilities of our board of directors is to oversee development of strategic direction and hold management accountable for the execution of strategy once it is developed. Our board of directors believes the combined role of Chairman and Chief Executive Officer, in combination with our four independent directors comprising a majority of the board, is in the best interest of our company because it provides the appropriate balance between strategy development and independent oversight of management.

Board’s Role in Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term corporate performance and enhance stockholder value. As such, our board, as a whole and at the committee level, focuses on the company’s general risk management strategy, the most significant risks facing the company, and the implementation of risk mitigation strategies by management.

As a part of this process, our board regularly receives reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, strategic and reputational risks, as well as general updates on the company’s financial position, budgets, financing activities, results of operations, tenants, leasing and development activities and other department-specific activities.

In addition, the board’s committees are responsible for reviewing risk management strategies in certain areas. The compensation committee is responsible for reviewing the management of risks relating to the company’s compensation plans and arrangements. The audit committee reviews management of financial risks, including risks associated with financial accounting and audits and internal control over financial reporting. The nominating and corporate governance committee reviews risks associated with the independence of our board of directors, adherence to corporate governance standards, and management development and leadership succession policies and programs. While each committee is responsible for evaluating certain risks, our entire board of directors is regularly informed through committee reports about such risks, including when a matter rises to the level of a material or enterprise level risk. This enables our board and its committees to coordinate the risk oversight role, particularly with respect to the interrelationship of risks.

Our management is responsible for day-to-day risk management. Our accounting, legal and internal audit functions serve as the primary monitoring divisions for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels, and working with the board or its committees as necessary to design and implement risk management strategies.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing Excel Trust and that our board leadership structure supports this approach.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee are independent directors. None of these directors or any of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Qualifications

The nominating and corporate governance committee has not set minimum qualifications for board nominees. However, pursuant to its charter, in identifying candidates to recommend for election to the board, the nominating and corporate governance committee considers the following criteria: (1) personal and professional integrity, ethics and values, (2) experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, (3) experience in our industry and with relevant social policy concerns, (4) diversity of experience, profession, skill and background, both on an individual level and in relation to our board of directors as a whole, (5) experience as a board member of another publicly held company, (6) academic expertise in an area of our operations and (7) practical and mature business judgment, including his or her ability to make independent analytical inquiries. Our board of directors evaluates each individual in the context of our board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board. Nominees are not evaluated on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis prohibited by law. Our directors, qualification criteria and the effectiveness of our nomination policies are reviewed annually by the nominating and corporate governance committee.

Identifying and Evaluating Nominees for Directors

The nominating and corporate governance committee identifies nominees by first evaluating the current members of our board willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board service are re-nominated. As to new candidates, the nominating and corporate governance committee will generally poll board members and members of management for their recommendations. The nominating and corporate governance committee may also hire a search firm if deemed appropriate to identify and perform background due diligence on potential candidates. The nominating and corporate governance committee will approve final director candidates after a review of the qualifications and skills of such candidates, and will make its recommendation to our board of directors. Recommendations received from stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the nominating and corporate governance committee.

The foregoing notwithstanding, if we are legally required by contract or otherwise to permit a third party to designate one or more of the directors to be elected or appointed (for example, pursuant to articles supplementary designating the rights of a class of preferred stock to elect one or more directors upon a dividend default), then the nomination or appointment of such directors shall be governed by such requirements.

Each of the nominees for election as director at the annual meeting is recommended by the nominating and corporate governance committee to stand for reelection.

Stockholder Recommendations for Director Nominees

The nominating and corporate governance committee’s policy is to consider candidates recommended by stockholders. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors and how the candidate satisfies the board’s criteria. The stockholder must also provide such other information about the candidate as would be required by the Securities and Exchange Commission rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of Excel Trust stockholdings. All communications are to be directed to the chair of the nominating and corporate governance committee, c/o Excel Trust, Inc., 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128, Attention: Secretary. For any annual meeting, recommendations received after 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting will likely not be considered timely for consideration by the nominating and corporate governance committee for that annual meeting.

Compensation of Directors

We pay each of our directors who is not an employee of our company or our subsidiaries an annual cash retainer of $25,000 for service as a director. We also pay an additional annual cash retainer of $7,500 to the chair of our audit committee and $5,000 to the chairs of our other board committees. We also reimburse our non-employee directors for reasonable expenses incurred to attend board of directors and committee meetings and otherwise incurred in connection with the performance of their duties. Directors who are employees of our company or our subsidiaries do not receive compensation for their service as directors.

Each of our non-employee directors also receives an annual equity award of such number of shares of restricted stock as is determined by dividing (1) $40,000 by (2) the fair market value per share of our common stock on the date of grant (as determined under our equity incentive award plan) on the date of each annual meeting of stockholders. These annual awards will vest pro-rata in monthly installments over one year from the date of grant.

In addition, we will grant such number of shares of restricted stock as is determined by dividing (1) $30,000 by (2) the fair market value per share of our common stock on the date of grant (as determined under our equity incentive award plan) to each non-employee director who is initially elected or appointed to our board of directors in the future on the date of such initial election or appointment. These initial awards will vest pro-rata in monthly installments over two years from the date of grant.

The table below summarizes the compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2012.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation(3)	Total
Bruce G. Blakley	$32,500	$40,035	$3,518	$76,053
Burland B. East III	30,000	40,035	3,518	73,553
Robert E. Parsons, Jr.	30,000	40,035	3,518	73,553
Warren R. Staley	25,000	40,035	3,518	65,553

(1)	Gary B. Sabin, our Chairman and Chief Executive Officer, Spencer G. Plumb, our President and Chief Operating Officer, and Mark T. Burton, our Chief Investment Officer and Senior Vice President of Acquisitions, are not included in this table because they are employees and thus receive no compensation for their services as directors. The compensation received by Messrs. Sabin, Plumb and Burton as employees is shown in the Summary Compensation Table below.

(2)	Amounts reflect the full grant-date fair value of restricted stock awards granted to each of our non-employee directors in April 2012, computed in accordance with Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation (referred to as ASC Topic 718 and formerly known as FASB 123R). We recognize compensation expense for these shares on a straight-line basis over the vesting period based on the fair value of the award on the date of grant. During 2012, each of our independent directors was granted 3,339 shares of restricted stock on the date of our 2012 annual meeting of stockholders. As of December 31, 2012, 1,115 shares subject to each of these awards remained unvested. In addition, 2,375 shares out of 7,143 shares granted upon completion of our initial public offering in April 2010 remain unvested.

(3)	Amounts include dividends paid on unvested restricted stock, and exclude dividends paid on vested restricted stock. Dividends are paid on the entirety of the restricted stock grants, including the unvested portion, from the date of the grant.

Policy Governing Stockholder Communications with the Board of Directors

Our board of directors welcomes communications from our stockholders. Any stockholder or other interested party who wishes to communicate with the board or one or more members of the board should do so in writing care of the General Counsel of Excel Trust, at our principal office, 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128. The General Counsel is directed to forward each appropriate communication to the director or directors for whom it is intended.

Policy Governing Director Attendance at Annual Meetings of Stockholders

We encourage, but do not require, our board members to attend the annual meeting of stockholders.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

Our code of business conduct and ethics applies to our officers, directors and employees and is designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our Securities and Exchange Commission reports and other public communications; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code to appropriate persons identified in the code; and accountability for adherence to the code. In addition, our corporate governance guidelines assist our board of directors in the exercise of its responsibilities and to serve the interests of Excel Trust and its stockholders. Our code of business conduct and ethics and corporate governance guidelines are posted on our website at www.ExcelTrust.com.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR each of the nominees set forth above.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors is considering the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2013, and our board of directors has directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the annual meeting. Deloitte & Touche LLP has audited our financial statements since our formation in December 2009. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will consider that result in making its decision whether or not to select the firm, and may select the firm even in the absence of stockholder ratification. Whether or not the selection is ratified, the audit committee retains full discretion over the selection of an independent registered public accounting firm, and may direct the appointment of a different independent registered public accounting firm at any time if the audit committee determines that such appointment would be in the best interests of the company.

The affirmative vote of a majority of the votes cast at the annual meeting is required for the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the year ending December 31, 2013.

PROPOSAL 3

APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, Excel Trust’s stockholders are entitled to vote at the annual meeting on an advisory basis regarding the compensation of the company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, commonly referred to as a say-on-pay vote. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on Excel Trust or our board of directors.

In May 2012, our stockholders overwhelmingly approved the compensation of our named executive officers, with over 99% of stockholder votes cast in favor of our 2012 say-on-pay resolution (excluding abstentions and broker non-votes).

Although the vote is non-binding, our compensation committee and board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. Set forth below is a summary of some of the key points of our 2012 executive compensation program. We urge you to consider the complete discussion of our executive compensation program as discussed in the “Compensation Discussion and Analysis” section of this proxy statement.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, Excel Trust’s executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The compensation committee and the board of directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that Excel Trust’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Excel Trust’s Proxy Statement for the 2013 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

Adoption of the above resolution, on an advisory basis, regarding the compensation of the named executive officers requires the affirmative vote of a majority of the votes cast at the annual meeting.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 21, 2013, except as otherwise set forth in the footnotes to the table, the beneficial ownership of shares of our common stock and shares of common stock into which limited partnership units of our operating partnership, Excel Trust, L.P., a Delaware limited partnership of which we are the sole general partner, are exchangeable for (1) each person who is a beneficial owner of 5% or more of our outstanding common stock, (2) each executive officer named in the Summary Compensation Table below (the named executive officers), (3) each director and nominee for director and (4) executive officers and directors as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the footnotes to the table. The extent to which a person holds operating partnership units as opposed to shares of common stock is set forth in the footnotes below. Unless otherwise indicated, the address of each named person is c/o Excel Trust, Inc., 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128. We are not aware of any arrangements, including any pledge of our common stock, that could result in a change in control of the company.

Name of Beneficial Owner	Number of Shares and/or Common Operating Partnership Units Beneficially Owned	Percent of All Shares(1)	Percent of All Shares and Common Operating Partnership Units(2)
Wellington Management Company, LLP(3)	5,681,351	12.1%	11.8%
FMR, LLC(4)	5,253,198	11.2	10.9
The Vanguard Group Inc.(5)	5,195,399	11.1	10.8
Levine Investments Limited Partnership(6)	3,230,769	6.9	6.7
Vanguard Specialized Funds — Vanguard REIT Index Fund(7)	2,872,366	6.1	6.0
Private Management Group, Inc.(8)	2,844,369	6.1	5.9
Vaughan Nelson Investment Management, L.P.(9).	2,354,229	5.0	4.9
Gary B. Sabin(10)	1,429,000	3.0	3.0
Spencer G. Plumb(11)	95,944	*	*
James Y. Nakagawa(12)	150,192	*	*
Mark T. Burton(13)	151,303	*	*
S. Eric Ottesen(14)	150,192	*	*
Bruce G. Blakley(15)	12,194	*	*
Burland B. East(15)	12,194	*	*
Robert E. Parsons(16)	18,694	*	*
Warren R. Staley(15)	12,194	*	*
All directors and executive officers as a group (nine persons)	2,031,907	4.3	4.2

*	Less than 1%.

(1)	Based on 46,947,511 shares of our common stock outstanding as of March 21, 2013. In addition, amounts for each person listed assume that all operating partnership units held by the person are exchanged for shares of our common stock, and amounts for all directors and officers as a group assume all operating partnership units held by them are exchanged for shares of our common stock, but none of the operating partnership units held by other persons are exchanged for shares of our common stock.

(2)	Based on a total of 48,192,530, comprised of 46,947,511 shares of our common stock and 1,245,019 operating partnership units, which may be redeemed for cash or, at our option, exchanged for shares of our common stock.

(3)

Based on information disclosed in the Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2013. Wellington Management Company, LLP (Wellington), in its capacity as investment adviser, may be deemed to beneficially own 5,681,351 shares of our common stock which are held of record by clients of Wellington. Of such shares, Wellington has shared voting power with respect to 5,459,744 shares and shared dispositive power with respect to 5,681,351 shares. The address of Wellington is 280 Congress Street, Boston, MA 02210.

(4)	Based on information disclosed in the Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2013. Fidelity Management & Research Company (Fidelity), a wholly owned subsidiary of FMR LLC and an investment adviser to various investment companies, is the beneficial owner of 3,021,388 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,021,388 shares owned by the funds. Pyramis Global Advisors, LLC (PGALLC), an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 1,067 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Pyramis Global Advisors Trust Company (PGATC), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 214,044 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through their control of PGALLC and PGATC, each has sole dispositive power over 215,111 shares and sole power to vote or to direct the voting of 215,111 shares owned by the institutional accounts or funds managed by PGALLC and PGATC. FIL Limited (FIL) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 2,016,699 shares. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(5)	Based on information disclosed in the Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2013. Vanguard Fiduciary Trust Company (VFTC), a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 60,349 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard Investments Australia, Ltd. (VIA), a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,500 shares as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	Based on information disclosed in the Schedule 13G filed with the Securities and Exchange Commission on February 7, 2012. Levine Investments Limited Partnership (LILP) holds 3,230,769 shares of common stock. William S. Levin and Jonathan L. Levine are the general partners of LILP and share voting and dispositive power with respect to such shares. The address for LILP is 1702 E. Highland, Suite 310, Phoenix, AZ 85016.

(7)	Based on information disclosed in the Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2013. The address for Vanguard Specialized Funds — Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, PA 19355.

(8)	Based on information disclosed in the Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2013. The address for Private Management Group, Inc. is 15635 Alton Parkway, Suite 400, Irvine, CA 92618.

(9)	Based on information disclosed in the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2013. By reason of investment advisory relationships with the person who owns shares of our common stock, Vaughan Nelson Investment Management, L.P. (Vaughan Nelson) may be deemed to be the beneficial owner of the reported shares of our common stock. Vaughan Nelson Investment Management, Inc. (General Partner), as General Partner of Vaughan Nelson, may be deemed the indirect beneficial owner of the reported shares of our common stock. Both Vaughan Nelson and the General Partner disclaim beneficial ownership of the reported shares of our common stock. Various persons, as investment advisory clients of Vaughan Nelson, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock. The address for both Vaughan Nelson and the General Partner is 600 Travis Street, Suite 6300, Houston, TX 77002.

(10)

Includes 232,403 shares of restricted stock held directly by Mr. Sabin. Also includes 725,227 shares of common stock and 471,370 operating partnership units held by the Gary B. Sabin Family Trust dated

May 20, 1982, for which Mr. Sabin is the trustee. Mr. Sabin disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Sabin has pledged his operating partnership units as security for a personal loan.

(11)	Includes 56,079 shares of restricted stock and 39,865 shares of common stock.

(12)	Includes 56,079 shares of restricted stock, 37,549 shares of common stock and 56,564 operating partnership units.

(13)	Includes 56,079 shares of restricted stock, 38,660 shares of common stock and 56,564 operating partnership units.

(14)	Includes 56,079 shares of restricted stock, 37,549 shares of common stock and 56,564 operating partnership units.

(15)	Includes 2,636 shares of restricted stock and 9,558 shares of common stock.

(16)	Includes 2,636 shares of restricted stock and 16,058 shares of common stock.

EXECUTIVE OFFICERS

Our executive officers and other significant employees and their ages as of March 21, 2013 are as follows:

Name	Position	Age
Gary B. Sabin	Chairman of the Board of Directors and Chief Executive Officer	58
Spencer G. Plumb	President, Chief Operating Officer and Director	38
James Y. Nakagawa	Chief Financial Officer and Treasurer	47
Mark T. Burton	Chief Investment Officer, Senior Vice President of Acquisitions and Director	52
S. Eric Ottesen	Senior Vice President, General Counsel and Secretary	57
Matthew S. Romney	Senior Vice President of Capital Markets	41
William J. Stone	Senior Vice President of Asset Management/Development	69

Biographical information with respect to Messrs. Sabin, Plumb and Burton is set forth above under “Election of Directors — Information Regarding Directors.”

James Y. Nakagawa has served as our Chief Financial Officer and Treasurer since our formation in December 2009. Since October 2003, Mr. Nakagawa has served as Chief Financial Officer of Excel Realty Holdings. From September 2001 to January 2004, Mr. Nakagawa served as Chief Financial Officer of Price Legacy Corporation. From October 1998 to September 2001, Mr. Nakagawa served as Chief Financial Officer, and from March 1998 to October 1998, as Controller of Excel Legacy Corporation. From September 1998 to April 1999, Mr. Nakagawa served as Controller of New Plan Excel Realty Trust. From September 1994 to September 1998, Mr. Nakagawa served as Controller of Excel Realty Trust. Prior to joining Excel Realty Trust, Mr. Nakagawa was a manager at Coopers & Lybrand LLP. Mr. Nakagawa serves as a director of NP Strategies, a nonprofit strategy consulting organization. Mr. Nakagawa received a Bachelor of Science in Business Administration with a concentration in accounting from San Diego State University and is a certified public accountant. He is a member of the AICPA and the California Society of CPAs.

S. Eric Ottesen has served as our Senior Vice President, General Counsel and Secretary since our formation in December 2009. Since October 2003, Mr. Ottesen has served as Senior Vice President, General Counsel and Secretary of Excel Realty Holdings. From September 2001 to October 2003, Mr. Ottesen served as Senior Vice President, General Counsel and Secretary of Price Legacy Corporation. From November 1997 to September 2001, Mr. Ottesen served as Senior Vice President, General Counsel and Assistant Secretary of Excel Legacy Corporation. From September 1998 to April 1999, Mr. Ottesen served as Senior Vice President — Legal Affairs and Secretary of New Plan Excel Realty Trust. From September 1996 to September 1998, Mr. Ottesen served as Senior Vice President, General Counsel and Assistant Secretary of Excel Realty Trust. From 1987 to 1995, he was a senior partner in a San Diego law firm. Mr. Ottesen also currently serves as a director of The Sabin Children’s Foundation and the San Diego chapter of the Cystic Fibrosis Foundation. Mr. Ottesen received a Juris Doctor from Southwestern University and a Bachelor of Arts in English from Brigham Young University.

Matthew S. Romney has served as Senior Vice President of Capital Markets since our formation in December 2009. Since January 2008, Mr. Romney has served as Vice President of Strategy/Investments of Excel Realty Holdings. From September 2005 to January 2008, Mr. Romney served as Vice President Property Management for Excel Realty Holdings. From September 2003 to July 2005, Mr. Romney served as Product Manager for Microsoft Corporation. Prior to joining Microsoft Corporation, Mr. Romney held various marketing and project management positions for Lavastorm, Inc. and Polaroid Corporation. Mr. Romney received a Master’s Degree in Business Administration from Harvard Business School and a Bachelor of Arts in Political Science from Brigham Young University.

William J. Stone has served as our Senior Vice President of Asset Management/Development since our formation in December 2009. Since October 2003, Mr. Stone has served as Senior Vice President of Development of Excel Realty Holdings. From September 2001 to October 2003, Mr. Stone served as Senior Vice President of Development of Price Legacy Corporation. From October 1999 to September 2001, Mr. Stone served as Senior Vice President of Development of Excel Legacy Corporation. Prior to joining Excel Legacy Corporation, Mr. Stone served as Executive Vice President of DDR/Oliver McMillan where he oversaw the development of urban retail redevelopment projects. Mr. Stone attended Cal Poly Pomona.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This section provides an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers, and the material factors that we considered in making those decisions. Our named executive officers include:

•	Gary B. Sabin, our Chairman and Chief Executive Officer,

•	Spencer G. Plumb, our President and Chief Operating Officer,

•	James Y. Nakagawa, our Chief Financial Officer and Treasurer,

•	Mark T. Burton, our Chief Investment Officer and Senior Vice President of Acquisitions, and

•	S. Eric Ottesen, our Senior Vice President, General Counsel and Secretary.

Executive Summary

Fiscal 2012 Executive Compensation

Our compensation committee has retained Christenson Advisors, an independent compensation consultant, to provide it with data regarding market practices and advice regarding executive annual base salaries, bonuses and long-term incentive compensation, consistent with our compensation philosophies and objectives. As a result of its annual review of our executive compensation program, and based on the input of the compensation consultant, the compensation committee established the following compensation program for our named executive officers for 2012:

•

No Base Salary Increases: No adjustments were made to the base salaries of our named executive officers during 2012, which remained at the levels originally established in connection with our initial public offering in April 2010.

•

Emphasis on Performance-Based Compensation: The majority of our named executive officers’ target total direct compensation is in the form of variable compensation, consisting of annual incentive bonuses and long-term equity incentive awards, which aligns executive compensation with stockholder interests by tying a significant majority of total direct compensation to the achievement of performance goals or stockholder returns. Currently, the compensation committee intends that the three elements of Mr. Sabin’s total annual compensation will be earned in the following approximate proportions: 30% base salary, 30% annual bonus and 40% long-term incentives. For the other named executive officers, total annual compensation is intended to be earned in the following approximate proportions: 40% base salary, 25% annual bonus and 35% long-term incentives.

•

Emphasis on Performance-Based Restricted Stock Awards: The compensation committee has instituted the use of performance-based restricted stock awards as a significant portion of long-term equity incentive compensation. Of the restricted stock awards granted to our named executive officers during 2011, over 70% are subject to performance-based vesting based on our absolute total stockholder return during 2011, 2012 and 2013 and the three-year performance period beginning on January 1, 2011. The value of these awards is tied 100% to our total stockholder return and could be as little as zero if our total stockholder return over the performance measurement period falls below the threshold for vesting. No additional equity awards were granted to our named executive officers during 2012.

•

Realized Pay for 2012: As noted above, approximately 70% of Mr. Sabin’s total annual compensation and approximately 60% of the total annual target compensation of our other named executive officers is “at-risk” or tied to the achievement of corporate or individual performance objectives. Of these amounts, a significant portion of each executive’s total annual compensation is comprised of the opportunity provided by the performance-based restricted stock awards granted in 2011, the value of which may never be realized by our named executive officers. As required by Securities and Exchange Commission disclosure rules, the Summary Compensation Table set forth below reflects the full grant date fair value of these performance-based awards for accounting purposes, which value does not represent the realizable value of these awards to the executives. The company’s total stockholder return performance for 2012 was 11.4%, and 74.4% of the shares eligible to vest during 2012 under the performance-based restricted stock awards vested (or 55,800 shares for Mr. Sabin and 13,020 shares for the other named executive officers). The unvested portion of these awards remain eligible for vesting based on total stockholder return during the three year period ending December 31, 2013.

Response to 2012 Say-on-Pay Vote

In April 2012, our stockholders overwhelmingly approved the compensation of our named executive officers, with over 99% of stockholder votes cast in favor of our 2012 say-on-pay resolution (excluding abstentions and broker non-votes). As we evaluated our compensation practices and talent needs after April 2012, we were mindful of the strong support our stockholders expressed for our compensation philosophy. In addition, during 2012, we met in person with over 100 institutional investors and contacted over 200 additional investors. Following its annual review of our executive compensation practices, the compensation committee decided generally to retain the approach to executive compensation it had previously adopted for 2012.

Executive Compensation Program Overview

Our executive compensation program is administered under the direction of the compensation committee of the board of directors. The responsibilities of the compensation committee are more fully described under “Election of Directors — Information Regarding the Board — Committees of the Board — Compensation Committee.”

Elements of Our Executive Compensation Program

We believe that each of the elements of our executive compensation program plays an important role in helping us achieve our compensation objectives. The compensation committee intends for the executive compensation program overall to be aligned with the following long-term philosophical positioning:

•

Base Salary: The compensation committee intends that annual base salaries for our named executive officers provide a stable annual income at a level that is consistent with the individual executive officer’s role and contribution to the company.

•

Annual Incentive Bonuses: Annual incentive bonus opportunities are intended to link each executive officer’s compensation to our overall financial and operating performance relative to established corporate goals, and the officer’s individual and business unit performance, for a particular year.

•

Long-Term Equity Incentive Awards: Long-term equity incentive awards, consisting primarily of restricted stock awards, are intended to promote retention through time-based and performance-based vesting, to align the financial interests of our executives with those of our stockholders and to encourage actions that maximize long-term stockholder value.

•

Other Compensation: The named executive officers also are eligible to receive other elements of compensation, including health and retirement benefits, as described below under “— Other Benefits.” All of these compensation elements are considered by the compensation committee in setting the compensation of our named executive officers. To the extent that Excel Trust provides named executive officers with any perquisites or benefits beyond those provided to all other employees, such arrangements will be limited in scope and conservative in relation to market practices. We have also entered into employment agreements with each of our named executive officers, which are described below under “— Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”

•

Total Compensation: The compensation committee intends to target total compensation for our executive officers at a level that is approximately the 75th percentile among comparable companies of similar size (based on the company’s performance at its annual operating plan). In order to meet the targeted total compensation positioning, the compensation committee expects that base salaries will be below the 75th percentile of executives holding comparable positions within our peer group. We do expect, however, that over the long-term annual incentive compensation (assuming performance at the targeted levels) will be above the 75th percentile of executives holding comparable positions within our peer group. This higher on-target positioning relative to annual incentive compensation reflects that annual equity compensation for executive officers (not including new hire awards) is believed to result in better alignment with stockholders and a focus on long-term performance.

•

Allocation of Compensation: The compensation committee also intends to allocate total compensation between cash and equity compensation based on a number of factors, including the compensation mix of our peer group companies, total compensation targets, and the salary and bonus guidelines and requirements established in the executives’ employment agreements at the time of our initial public offering. Currently, the compensation committee intends that the majority of our named executive officers’ total compensation will consist of annual bonus and long-term incentives.

The compensation committee may make adjustments to the compensation of our executive officers to implement fully this stated compensation philosophy. Regardless of the stated compensation positioning, the compensation committee strives to strike an appropriate balance among base salary, annual bonus and long-term incentives, and it may adjust the allocation of pay to facilitate the achievement of our objectives or remain competitive in the market for executive talent. We do not guarantee that any executive will receive a specific market-derived compensation level and actual compensation may be above or below targets based on both company and individual performance.

The compensation levels of the named executive officers reflect to a significant degree their varying roles and responsibilities. Mr. Sabin, in his role as Chairman and Chief Executive Officer, has the greatest level of responsibility among our named executive officers and, therefore, receives the highest level of pay. This philosophy is also consistent with competitive practices among the companies in our peer group.

Determination of Compensation Awards

The compensation committee annually reviews and determines the total compensation to be paid to our executive officers.

Role of Management. Mr. Sabin, our Chairman and Chief Executive Officer, makes recommendations and presents analyses to the compensation committee based on its requests. He also discusses with the committee members:

•	the company’s and its peers’ financial performance,

•	the financial and other impacts of proposed compensation changes on our business,

•	peer group compensation data, and

•	the performance of each of the other named executive officers, including his evaluation of their individual and business unit performances.

The compensation committee gathers data on the Chief Executive Officer’s performance through several channels, including qualitative and quantitative assessments of the company’s performance, discussions with other members of the management team and discussions with other members of the board of directors.

The compensation committee generally meets without any members of management present. To the extent Mr. Sabin or any of the other named executive officers attends a compensation committee meeting, he does not attend any portion of the compensation committee meeting intended to be held without members of management present or any executive sessions relating to his own compensation.

Competitive Market Data and Compensation Consultant. During 2012, the compensation committee retained Christenson Advisors, an independent compensation consultant, to advise it with respect to the overall design of our executive compensation program and 2012 compensation decisions. Neither the compensation committee nor the company has any other professional relationship with Christenson Advisors. After review and consultation with Christenson Advisors, the compensation committee has determined that there is no conflict of interest resulting from retaining Christenson Advisors currently or during the year ended December 31, 2012. In reaching these conclusions, the compensation committee considered the factors set forth in Exchange Act Rule 10C-1. In connection with the compensation committee’s annual compensation review in early 2012, Christenson Advisors provided data regarding market practices and provided advice regarding executive annual base salaries, bonuses and long-term incentive compensation.

In determining compensation for our executive officers, the compensation committee utilized data provided by Christenson Advisors for a comparable group of companies, as discussed below, and examined each peer company’s compensation practices. The compensation committee used this information in determining the long-term objectives of our executive compensation program and the target levels of each compensation component.

The compensation committee, with input from its compensation consultant and our management team, intends to review annually the composition of our peer group and the criteria and data used in compiling the peer group and to make appropriate modifications to account for certain factors such as peer company size, market capitalization, asset focus and growth statistics. The compensation committee does not consider companies’ compensation methodology as a factor in selecting the companies for inclusion in the peer group.

The 2012 peer group established by our compensation committee consists of the following public REITs focused primarily on the development, ownership and operation of retail properties, each having a total capitalization comparable to our own:

Acadia Realty Trust	Kite Realty Group Trust
American Assets Trust	Ramco-Gershenson Properties Trust
Cedar Shopping Centers, Inc.	Retail Opportunity Investments Corp.
Equity One, Inc.	Saul Centers, Inc.
Inland Real Estate Corporation	Urstadt Biddle Properties, Inc.

Although the compensation committee obtains and reviews compensation data from the company’s peers, it does not establish compensation levels based solely on benchmarking. Instead, the compensation committee relies upon its own judgment in making compensation decisions, after reviewing the specific performance criteria of the company and carefully evaluating an executive officer’s individual performance during the year and, for executive officers other than Mr. Sabin, business unit performance during the year, each as more specifically described below.

Elements of the Executive Compensation Program

Base Salary

The initial base salary for each executive officer is provided in the employment agreement between Excel Trust and such officer, as described below under “— Employment Agreements,” subject to annual increases in the discretion of the board of directors or the compensation committee. In determining base salary increases, the compensation committee will consider each executive officer’s individual performance and business unit performance, as well as the company’s overall performance, market conditions and competitive salary information. No adjustments were made to the base salaries of our named executive officers during 2012, which remained at the levels originally established in connection with our initial public offering in April 2010.

In February 2013, our compensation committee approved increases to the base salaries of our named executive officers for 2013. Each named executive officer received a base salary increase of 15% over 2012 levels, resulting in a 2013 base salary of $373,750 for Mr. Sabin and a 2013 base salary of $201,250 for each of the other named executive officers.

Annual Bonuses

We pay annual bonuses to our named executive officers to reward them for corporate and individual achievement. Each named executive officer’s target annual bonus is set forth in his employment agreement. Mr. Sabin’s target annual bonus is equal to 100% of his annual base salary and his maximum bonus is equal to 150% of his annual base salary. The target annual bonus for each of the other named executive officers is equal to 75% of his annual base salary and the maximum bonus for each other named executive officer is equal to 100% of his annual base salary. The actual bonuses awarded in any given year, if any, may be more or less than the target (but in no event greater than the maximum bonus level), depending on individual and business unit performance and the achievement of corporate objectives and may vary based on other factors at the discretion of the compensation committee.

2012 Annual Incentive Program. In March 2012, the compensation committee established our 2012 annual incentive program, a cash bonus program under the 2010 Equity Incentive Award Plan of Excel Trust, Inc. and Excel Trust, L.P., or the 2010 Plan. In determining the named executive officers’ respective annual bonuses for 2012, the compensation committee considered the corporate performance of the company, while also taking into consideration the respective individual performances of each of the named executive officers and the respective business unit performances for each of Messrs. Plumb, Nakagawa, Burton and Ottesen. The total bonus for each of the named executive officers is tied 40% to adjusted funds from operations (adjusted FFO) per diluted share, 25% to individual performance, and 35% to a combination of the following general corporate or business unit objectives that most closely relate to such executive’s area of responsibility: (1) minimize cash general and administrative expenses, or G&A (for Messrs. Plumb and Nakagawa); (2) capital raising activities (for Messrs. Sabin, Plumb, Nakagawa, Burton and Ottesen); (3) dispositions of non-core assets (for Mr. Burton); (4) operation of properties at or above budgeted net operating income levels (for Mr. Plumb); (5) target acquisition levels (for Messrs. Sabin, Plumb, Nakagawa, Burton and Ottesen); and (6) targeted savings on legal fees (for Mr. Ottesen), as further described below. The compensation committee selected the foregoing performance measures and their relative weightings because they represent the key financial and operational performance metrics that the executives are responsible for, thereby creating the clearest link between executive actions and results. In addition, the compensation committee believes that the selected performance measures are well-balanced and important to sustaining the long-term performance of the company.

For 2012, the targeted level of adjusted FFO per diluted share was $0.84, and we achieved adjusted FFO per diluted share of $0.78. With respect to the business unit objectives, the targeted levels and corresponding performance relative to those targeted levels for 2012 were as follows: (1) with respect to capital raising activities, our goal for 2012 was to raise $150 million and we raised $270 million in equity issuances; (2) for 2012, cash G&A expenses were $7.2 million, which met our goal of minimizing cash G&A expenses; (3) we sought to dispose of non-core assets with a value of at least $15 million, and we did not sell any assets; (4) our target acquisition level was $250 million, and we acquired twelve properties, for total acquisitions of approximately $438.4 million; and (5) we targeted savings on legal fees of at least $200,000, which target level was exceeded. Overall, our named executive officers were awarded approximately 116% of target, in the aggregate, for their respective business unit objectives.

Individual performance of the named executive officers is evaluated subjectively. The compensation committee, with input and approval of our board of directors, evaluates the individual performance of our Chief Executive Officer, and our Chief Executive Officer evaluates the individual performance of the other named executive officers and makes recommendations to the compensation committee regarding bonus scoring relative to that performance. The executives all received individual performance ratings of at least 130% of target for 2012 based on the compensation committee’s subjective review of each named executive officer’s individual performance for 2012.

For 2012, after considering the corporate, business unit and individual performance of the company and our named executive officers, the compensation committee awarded the following annual bonuses to our named executive officers: Mr. Sabin, $422,500 (130% of target); Mr. Plumb, $155,000 (118% of target); Mr. Nakagawa, $155,000 (118% of target); Mr. Burton, $155,000 (118% of target); and Mr. Ottesen, $155,000 (118% of target).

Throughout this compensation discussion and analysis, we refer to our adjusted FFO per diluted share, which is a non-GAAP financial measure. For an explanation of how we calculate FFO per diluted share, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 1, 2013. We compute adjusted FFO by adding to FFO non-cash compensation expense, amortization of prepaid financing costs and non-recurring transaction costs, and other one-time items, then subtracting or adding straight-line rents, amortization of above and below market leases and non-incremental capital expenditures. Our computation of FFO and adjusted FFO may differ from the methodology for calculating FFO and adjusted FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs.

Long-Term Equity Incentive Awards

Long-term equity incentives are provided to our named executive officers through grants of restricted stock by the compensation committee pursuant to the 2010 Plan, as further described below. Subject to the terms of the 2010 Plan, the compensation committee, as plan administrator, has the discretion to determine both the recipients of awards and the terms and provisions of such awards, including the applicable exercise or purchase price, expiration date, vesting schedule and terms of exercise. The 2010 Plan provides certain limitations on the maximum number of shares granted or cash awards payable in any calendar year.

We intend that long-term incentive awards, which generally will vest over three to four years, will be designed to increase our executive officers’ stock ownership in our company, to align employee compensation with the interests of our stockholders and to encourage actions that maximize long-term stockholder value. Dividends will be paid on the entirety of each restricted stock grant from the date of the grant. We do not coordinate the timing of equity award grants with the release of material non-public information nor do we time the release of material non-public information for purposes of affecting the value of executive compensation.

2011 Long-Term Equity Incentive Awards. In March 2011, the compensation committee approved long-term equity incentive awards for each of our named executive officers. Based on the recommendations of management and the compensation consultant to the compensation committee, the compensation committee included both time-based and performance-based restricted stock awards in our annual equity award program, reflecting the compensation committee’s desire to have a higher portion of each named executive officer’s compensation tied to increasing stockholder value. It also supports our pay-for-performance philosophy by placing more emphasis on the incentive components of pay.

Time-Based Awards. Mr. Sabin was granted 100,000 shares of time-based restricted stock and each of our other named executive officers was granted 20,000 shares of time-based restricted stock. Consistent with the time-based restricted stock awards previously awarded to our named executive officers, these awards will vest over four years, with 25% of the shares subject to each award vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments thereafter. In general, each named executive officer must be employed on a vesting date to be eligible to vest in these time-based awards. However, upon a named executive officer’s termination without cause or resignation for good reason, such number of shares subject to each award as would have vested during the twelve-month period following the date of termination will vest on the date of termination. In addition, the vesting of these awards will accelerate in full upon a named executive officer’s termination without cause or resignation for good reason within 18 months following the occurrence of a change in control transaction.

Vesting of Performance-Based Awards. Mr. Sabin was granted 225,000 shares of performance-based restricted stock and each of our other named executive officers was granted 52,500 shares of performance-based restricted stock. The performance-based restricted stock awards provide the named executive officers with the potential to earn equity awards subject to the company creating stockholder value over a three-year performance period commencing January 1, 2011. For each fiscal year during the three-year performance period, up to one-third of the shares subject to the restricted stock award may vest based on performance relative to the total stockholder return objectives. Threshold, target and maximum achievement levels were established and each named executive officer will vest in the shares based on performance relative to these objectives. Full vesting credit will be given for achievement at or above the maximum targeted level (total stockholder returns of 14% annually) and no vesting credit will be given for achievement below the threshold level (total stockholder returns of 8% annually). Vesting will be calculated on a linear basis for performance between the threshold and maximum performance target levels.

Following the completion of each fiscal year during the three-year performance period, our compensation committee will determine the number of shares to which a named executive officer will be entitled based on our performance relative to the total stockholder return objectives. If the threshold performance hurdle is not met for any of the fiscal years, none of the shares will vest at that time. Any unvested shares remaining at the end of the three-year performance period may vest if the threshold total stockholder return objective is achieved for the full three-year performance period, although the number of shares that will vest will depend on performance relative to the targets. In general, each named executive officer must be employed on a vesting date to be eligible to vest in these performance-based awards. However, in the event of the occurrence of a change in control transaction during the three-year performance period, the vesting of the awards will accelerate upon a named executive officer’s termination without cause or resignation for good reason within 18 months following the occurrence of the change in control.

Because our total stockholder return for 2011 of 5% was lower than the threshold performance level, none of the shares of restricted stock vested with respect to the 2011 fiscal year. Our total stockholder return for 2012 of 11.4% was higher than the threshold performance level, and 74.4% of the shares of restricted stock eligible to vest based on 2012 performance (or 55,800 shares for Mr. Sabin and 13,020 shares for the other named executive officers) vested with respect to the 2012 fiscal year. The shares that did not vest will remain eligible for vesting based on performance during the full three-year performance period, as described above.

The foregoing restricted stock award levels were determined by our compensation committee so that, if the target performance objectives are achieved, and based on the price of our common stock at the time of grant, the total annual equity incentive compensation for our named executive officers would, for Mr. Sabin, represent approximately 40% of his total compensation, and for the other named executive officers, represent approximately 35% of their total compensation.

No long-term incentive awards were granted to the named executive officers during 2012.

Other Benefits

We provide benefits such as medical, dental and life insurance and disability coverage for all of our employees, including our named executive officers. We also provide personal paid time off and other paid holidays to all employees, including the named executive officers. We believe that our employee benefit plans are an appropriate element of compensation and are necessary to attract and retain employees.

401(k) Plan

We maintain a retirement savings plan under section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code, to cover our eligible employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We currently match each eligible participant’s contributions, within prescribed limits, with an amount equal to 100.0% of such participant’s initial 3.0% of tax-deferred contributions and 50.0% of the participant’s additional 2.0% of contributions. In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants.

Employment Agreements

In order to specify our expectations with regard to our executive officers’ duties and responsibilities and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, our board of directors has approved and we have entered into employment agreements with each of our executive officers that became effective as of April 28, 2010. These employment agreements are described in more detail below under “— Employment Agreements” and “— Potential Payments Upon Termination or Change in Control” below.

2010 Equity Incentive Award Plan

We have adopted the 2010 Plan, which became effective immediately prior to the completion of our initial public offering. Our 2010 Plan provides for the grant to employees and consultants of our company and of our operating partnership (and their respective subsidiaries) and to directors of our company of stock options, restricted stock, stock appreciation rights, LTIP units, dividend equivalents, restricted stock units and other stock-based awards. Only employees of our company and its qualifying subsidiaries are eligible to receive incentive stock options under our 2010 Plan. We have reserved a total of 1,350,000 shares of our common stock for issuance pursuant to the 2010 Plan, subject to certain adjustments as set forth in the 2010 Plan. As of December 31, 2012, 1,100,042 shares of restricted stock had been granted and 249,958 shares remained available for future grants under the 2010 Plan.

Tax Deductibility of Executive Compensation

The compensation committee considers the anticipated tax treatment to the company and to our executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of the executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the committee’s control also can affect deductibility of compensation. The committee’s general policy is to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals. Accordingly, the compensation committee has not adopted a policy that all compensation must be deductible.

Accounting Standards

ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under our 2010 Plan will be accounted for under ASC Topic 718. Our compensation committee will consider regularly the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Gary B. Sabin Chairman and Chief Executive Officer	2012	325,000	—	—	—	422,500	222,727	970,227
	2011	325,000	—	3,191,750	—	357,094	168,089	4,041,933
	2010	203,125	227,500	561,978	—	—	9,338	1,001,941
Spencer G. Plumb President and Chief Operating Officer	2012	175,000	—	—	—	155,000	51,158	381,158
	2011	175,000	—	704,875	—	140,778	49,384	1,070,037
	2010	109,375	87,500	281,002	—	—	4,898	482,775
James Y. Nakagawa Chief Financial Officer	2012	175,000	—	—	—	155,000	51,158	381,158
	2011	175,000	—	704,875	—	140,127	49,384	1,069,386
	2010	109,375	87,500	281,002	—	—	4,898	482,775
Mark T. Burton Chief Investment Officer and Senior Vice President of Acquisitions	2012	175,000	—	—	—	155,000	51,158	381,158
	2011	175,000	—	704,875	—	141,008	49,384	1,070,267
	2010	109,375	87,500	281,002	—	—	4,898	482,775
S. Eric Ottesen Senior Vice President, General Counsel and Secretary	2012	175,000	—	—	—	155,000	51,158	381,158
	2011	175,000	—	704,875	—	135,309	49,384	1,064,568
	2010	109,375	87,500	281,002	—	—	1,680	479,557

(1)	Represents actual base salary paid during the years ended December 31, 2012, 2011 and 2010. Our named executive officers’ annual base salary rates, as set forth in their employment agreements, are discussed under “— Employment Agreements” below.

(2)	Approximately 70% of the stock awards granted to the named executive officers during 2011 vest on the basis of performance objectives. The value of such stock awards reflected in the table does not necessarily correspond to the compensation that may ultimately be realized by the named executive officers with respect to these stock awards. Instead, the value actually realized by the named executive officers from such stock awards will depend on the extent to which the performance-based vesting conditions are satisfied and the market value of the shares subject to such stock awards at the time of vesting.

Amounts reflect the full grant-date fair value of restricted stock awards granted to each of our named executive officers during the relevant fiscal year, computed in accordance with ASC Topic 718. We recognize compensation expense for these shares on a straight-line basis over the vesting period based on the fair value of the award on the date of grant.

With respect to the performance-based restricted stock awards, the performance objectives applicable to those awards relate to total stockholder return and thus are entirely market-based. With the assistance of independent valuation specialists and based upon the then-probable outcome of the market conditions at the time of grant, we determined the grant-date fair value of these performance-based restricted stock awards to be $8.87 per share. The value actually realized by the named executive officers from such stock awards will depend on the extent to which the performance-based vesting conditions are satisfied and the market value of the shares subject to such stock awards at the time of vesting.

For information regarding the assumptions made in connection with the calculation of these amounts, please see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 1, 2013.

(3)	All other compensation for 2012 represents 401(k) matching contributions and dividends on unvested restricted stock (and excludes dividends on vested restricted stock), as follows:

Name	401(k) Matching Contributions	Dividends Paid on Unvested Stock	Total Other Compensation
Gary B. Sabin	$13,000	$209,727	$222,727
Spencer G. Plumb	7,000	51,158	58,158
James Y. Nakagawa	7,000	51,158	58,158
Mark T. Burton	7,000	51,158	58,158
S. Eric Ottesen	7,000	51,158	58,158

Outstanding Equity Awards at Fiscal Year-End

The table below provides information about outstanding equity awards for each of our named executive officers as of December 31, 2012.

Name	Award Grant Date	Number of Shares or Units of Stock that Have Not Vested (#) (1)	Market Value of Stock that Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)(2)
Gary B. Sabin	4/23/10	15,844	200,743	—	—
	3/7/2011	56,250	712,688	—	—
	3/7/2011	—	—	169,200	2,143,764
Spencer G. Plumb	4/23/10	7,920	100,346	—	—
	3/7/2011	11,250	142,538	—	—
	3/7/2011	—	—	39,480	500,212
James Y. Nakagawa	4/23/10	7,920	100,346	—	—
	3/7/2011	11,250	142,538	—	—
	3/7/2011	—	—	39,480	500,212
Mark T. Burton	4/23/10	7,920	100,346	—	—
	3/7/2011	11,250	142,538	—	—
	3/7/2011	—	—	39,480	500,212
S. Eric Ottesen	4/23/10	7,920	100,346	—	—
	3/7/2011	11,250	142,538	—	—
	3/7/2011	—	—	39,480	500,212

(1)	The restricted stock awards vest over four years, with 25% of the shares subject to each award vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments thereafter, subject to earlier vesting upon certain terminations of employment as specified in the executive’s employment agreement. Dividends are paid on the entirety of the grant from the date of the grant.

(2)	Market value has been calculated as the number of outstanding shares of unvested restricted stock for each named executive officer, multiplied by $12.67, the closing market price of our common stock on December 31, 2012.

(3)	These awards consist of performance-based restricted stock awards. The shares subject to these performance-based restricted stock awards will vest or be forfeited based upon the company’s absolute total stockholder return during the three-year performance period beginning on January 1, 2011, subject to earlier vesting upon certain terminations of employment as specified in the executive’s employment agreement. Dividends are paid on the entirety of the grant from the date of the grant. The number of shares reflected above is the maximum remaining number of shares that may vest under these awards if the highest level of performance relative to the absolute total stockholder return objectives is attained during the performance period. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied during the performance period, and may be fewer or greater than the number reported in the table. For more information about these awards, please see “— Elements of the Executive Compensation Program — Long-Term Equity Incentive Awards” above.

Stock Vested

The following table summarizes the vesting of restricted stock for our named executive officers during the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Gary B. Sabin	—	—	110,114	1,330,016
Spencer G. Plumb	—	—	27,054	327,211
James Y. Nakagawa	—	—	27,054	327,211
Mark T. Burton	—	—	27,054	327,211
S. Eric Ottesen	—	—	27,054	327,211

(1)	Based on the closing stock price per share on the last trading dates prior to the dates on which the restricted stock awards vested during 2012.

Employment Agreements

We have entered into employment agreements, effective as of April 28, 2010, with each of our executive officers. We believe that the protections contained in these employment agreements will help to ensure the day-to-day security and stability necessary to our executives to enable them to focus their attention on their duties and responsibilities with the company, thereby limiting concern and uncertainty and promoting productivity. The following is a summary of the material terms of the agreements.

The employment agreements have a term of three years. Each employment agreement provides for automatic one-year extensions thereafter, unless either party provides at least three months’ notice of non-renewal. The employment agreements require each executive officer to devote substantially all of his business time to our affairs.

The employment agreements provide for:

•

an annual base salary of $325,000 for Mr. Sabin and $175,000 for each of the other named executive officers, subject to further increases on an annual basis in the discretion of our board of directors or the compensation committee of our board of directors,

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by our board of directors or our compensation committee,

•	participation in our long-term incentive program, as well as other incentive, savings and retirement plans applicable generally to our senior executives, and

•	medical and other group welfare plan coverage.

Under his employment agreement, Mr. Sabin has a target annual cash performance bonus equal to 100% of his base salary. Each of the other named executive officers has a target annual cash performance bonus equal to 75% of his base salary.

The employment agreements provide that, if a named executive officer’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•

an amount equal to the sum of the executive’s then-current annual base salary plus his annual average bonus over the prior three years, multiplied by (1) three, for Mr. Sabin, or (2) one and one-half, for the other named executive officers, which amount will be paid in a lump sum,

•

health benefits for the executive and his eligible family members for twelve months following the executive’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer,

•

with respect to the time-based restricted stock awards granted to the executive at the time of our initial public offering, 100% of such stock awards held by the executive will become fully vested and/or exercisable,

•

with respect to any time-based stock awards granted to the executive following our initial public offering, such number of shares subject to such awards held by the executive as would have vested during the twelve-month period following the date of termination will become vested and/or exercisable, and

•

in the event such termination occurs within 18 months following the occurrence of a change in control, 100% of all stock awards held by the executive, whether the vesting of such stock awards is time-based or performance-based, will become fully vested and/or exercisable.

Each employment agreement also provides that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability. Specifically, each named executive officer or, in the event of the executive’s death, his beneficiaries, will receive:

•

an amount equal to the sum of the executive’s then-current annual base salary plus his annual average bonus over the prior three years, multiplied by (1) three, for Mr. Sabin, or (2) one and one-half, for the other named executive officers, and

•

health benefits for the executive and/or his eligible family members for twelve months following the executive’s termination of employment at the same level as in effect immediately preceding the executive’s death or disability.

The employment agreements also contain standard confidentiality provisions and non-competition provisions.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation that each of our named executive officers would be entitled to receive under his existing employment agreement with the company upon termination of such executive’s employment in certain circumstances. The amounts shown assume that such termination was effective as of December 31, 2012, and are only estimates of the amounts that would be paid out to such executives upon termination of their employment. The actual amounts to be paid out can be determined only at the time of such executive’s separation from the company. In the event of a termination by the company for cause or by the executive without good reason, including in connection with a change in control, such executive would not be entitled to any of the amounts reflected in the table.

Name	Benefit	Termination Without Cause or Resignation for Good Reason	Termination Without Cause or Resignation for Good Reason + Change in Control	Death or Disability
Gary B. Sabin	Severance Payment(1)	$2,079,594	$2,079,594	$2,079,594
	Accelerated Equity Award Vesting(2)	316,750	3,057,195	—
	Medical Benefits(3)	13,152	13,152	13,152

Total Value:		$2,409,496	$5,149,941	$2,092,746

Spencer G. Plumb	Severance Payment(1)	$477,889	$477,889	$477,889
	Accelerated Equity Award Vesting(2)	63,350	743,096	—
	Medical Benefits(3)	11,111	11,111	11,111

Total Value:		$552,350	$1,232,096	$489,000

James Y. Nakagawa	Severance Payment(1)	$477,564	$477,564	$477,564
	Accelerated Equity Award Vesting(2)	63,350	743,096	—
	Medical Benefits(3)	11,534	11,534	11,534

Total Value:		$552,448	$1,232,194	$489,098

Mark T. Burton	Severance Payment(1)	$478,004	$478,004	$478,004
	Accelerated Equity Award Vesting(2)	63,350	743,096	—
	Medical Benefits(3)	14,147	14,147	14,147

Total Value:		$555,501	$1,235,247	$492,151

S. Eric Ottesen	Severance Payment(1)	$475,155	$475,155	$475,155
	Accelerated Equity Award Vesting(2)	63,350	743,096	—
	Medical Benefits(3)	14,147	14,147	14,147

Total Value:		$552,652	$1,232,398	$489,302

(1)	The severance payment is an amount equal to the sum of the then-current annual base salary plus average bonus over the prior three years (or such lesser number of years as the executive has been employed by us), multiplied by (a) three, for Mr. Sabin, or (b) one and one-half, for the other named executive officers. The calculations in the table are based on the named executive officers’ annual base salaries on December 31, 2012 and each executive’s average bonus for the prior three years using the target bonus for 2012. The severance payment will be paid in a lump sum.

(2)	For purposes of this calculation, each executive’s total unvested shares of restricted stock on December 31, 2012 are multiplied by $12.67, the closing market price of our common stock on December 31, 2012.

(3)	This figure represents the amount needed to pay for health benefits for the executive and his eligible family members for twelve months following the executive’s termination of employment at the same level as in effect immediately preceding his termination of employment.

Compensation Committee Report

The compensation committee of the board of directors of Excel Trust, Inc., a Maryland corporation, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the committee’s review of, and its discussions with management with respect to, the Compensation Discussion and Analysis, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

This report of the compensation committee is not soliciting material, is not deemed filed with the Securities and Exchange Commission, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Robert E. Parsons, Jr., Chair

Burland B. East III

Warren R. Staley

Date of report: April 2, 2013

Risk Assessment of Compensation Program

In March 2013, management assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us.

As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual short-term incentive compensation, long-term incentive compensation and severance arrangements. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program.

Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to the compensation committee.

Equity Compensation Plan Information

The following table sets forth certain equity compensation plan information for Excel Trust as of December 31, 2012.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	249,958
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	249,958

Audit Committee Report

The audit committee of the board of directors of Excel Trust, Inc., a Maryland corporation, oversees Excel Trust’s financial reporting processes and the audits of the financial statements of Excel Trust. All committee members satisfy the definition of independent director set forth in the listing standards of the NYSE. The board of directors adopted a written charter for the audit committee on April 22, 2010, a copy of which is available on Excel Trust’s website at www.ExcelTrust.com.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Excel Trust’s independent registered public accounting firm for the year ended December 31, 2012, Deloitte & Touche LLP, is responsible for expressing an opinion on the conformity of Excel Trust’s audited financial statements with generally accepted accounting principles. Deloitte & Touche LLP met with the committee and expressed its judgment as to the quality, not just the acceptability, of Excel Trust’s accounting principles and discussed with the committee other matters as required under generally accepted auditing standards, including those matters required under Statement on Auditing Standards No. 61 (Communication with Audit Committees) or the Codification of Statements on Auditing Standards, AU Section 380. In addition, Deloitte & Touche LLP discussed the auditors’ independence from Excel Trust and from Excel Trust’s management and delivered to the audit committee the written disclosures and the letter satisfying the applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ communications with the audit committee concerning independence.

The committee discussed with Excel Trust’s independent registered public accounting firm the overall scope and plan of its audit. The committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of internal controls and the overall quality of financial reporting.

In reliance on the reviews and discussions referred to above, the committee recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Bruce G. Blakley, Chair

Burland B. East III

Robert E. Parsons, Jr.

Date of report: April 2, 2013

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our audit committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction shall be consummated and shall continue only if the audit committee has approved or ratified the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission, or any successor provision, as then in effect.

Contribution Agreements

In connection with our initial public offering in April 2010, we received interests in four properties contributed by our directors and officers and their affiliates under contribution agreements with the individuals or entities that held those interests. Each contribution was subject to all of the terms and conditions of the applicable contribution agreement. The contributors transferred their interests in the properties or the entities that hold them to our operating partnership for common stock, operating partnership units or cash, or a combination thereof. We assumed or succeeded to all of each contributor’s rights, obligations and responsibilities with respect to the properties and the property entities contributed. The contribution agreements generally contain representations by the contributors with respect to the ownership of their interests, litigation and other limited matters. Messrs. Sabin, Nakagawa, Burton and Ottesen made additional customary representations and warranties regarding various matters concerning the contributed properties, including environmental conditions on the properties and compliance with environmental laws, payment of applicable taxes, physical condition of the properties, no current condemnation or similar proceedings that would affect the properties and compliance with laws generally. The contributors agreed to indemnify us for breach of these representations and warranties for one year from the date we acquired each property in May 2010, subject to certain thresholds.

We agreed for a period of up to ten years following May 4, 2010, the date we acquired Excel Centre, to use commercially reasonable efforts consistent with our fiduciary duties to maintain at least $457,500 of debt and to enable the contributors of the Excel Centre property to guarantee such debt in order to defer the taxable gain such contributors may otherwise incur.

We provided registration rights to our directors and officers and their affiliates relating to the shares of common stock (including common stock issuable upon redemption of operating partnership units) that were issued in connection with our formation transactions.

Redemption or Exchange of the Operating Partnership Units

Limited partners of our operating partnership, including Messrs. Sabin, Nakagawa, Burton and Ottesen, have the right to require our operating partnership to redeem all or a part of their operating partnership units for cash, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock in exchange for such operating partnership units, subject to certain ownership limits set forth in our charter. We presently anticipate that we will elect to issue shares of our common stock in exchange for operating partnership units in connection with each redemption request, rather than having our operating partnership redeem the operating partnership units for cash. With each redemption or exchange of operating partnership units, we will increase our percentage ownership interest in our operating partnership and our share of our operating partnership’s cash distributions and profits and losses. In addition, with each exchange of operating partnership units, we will dilute stockholders’ percentage ownership interest in our common stock.

Employment Agreements; Grants of Restricted Stock

We have entered into employment agreements with certain of our officers and have made grants of restricted stock to our officers and non-employee directors under our equity incentive award plan. See “Executive Compensation and Other Information — Compensation Discussion and Analysis — Employment Agreements” and “Election of Directors — Compensation of Directors.”

GENERAL

Independent Registered Public Accounting Firm

Audit and Non-Audit Fees. The aggregate fees billed to us for the years ended December 31, 2012 and 2011 by Deloitte & Touche LLP, our independent registered public accounting firm for those periods, were as follows:

	2012	2011
Audit Fees(1)	$1,505,823	$1,229,056
Audit-Related Fees(2)	82,550	94,263
Tax Fees(3)	—	—
All Other Fees	2,100	2,100

Total	$1,590,473	$1,325,419

(1)	Audit Fees consist of fees for professional services performed by Deloitte & Touche LLP for the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, services in connection with securities offerings and the filing of our registration statements on Form S-3, and services that are normally provided in connection with statutory and regulatory filings or engagements. Audit Fees also include fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting.

(2)	Audit-related fees consist of fees for professional services performed by Deloitte & Touche LLP for property audits.

(3)	Tax Fees consist of fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance, tax advice and tax planning.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our audit committee has established a policy that requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee or a designated audit committee member. These services may include audit services, audit-related services, tax services and other services. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the audit committee or a designated audit committee member. Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of such forms received by us and the written representations of the reporting persons, we believe that during the year ended December 31, 2012, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except that Bruce G. Blakley, Burland B. East II, Robert E. Parsons Jr. and Warren R. Staley, members of our board of directors, each filed a Form 4 on June 13, 2012 for an event that occurred on April 30, 2012.

Stockholder Proposals

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2014 must be received by us no later than December 3, 2013 in order to be included in our proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements established by the Securities and Exchange Commission for such proposals and the requirements contained in our bylaws in order to be included in the proxy statement. A stockholder who wishes to make a nomination or proposal at the 2014 annual meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must, in accordance with our current bylaws, notify us between November 3, 2013 and December 3, 2013. If the stockholder fails to give timely notice as required by our bylaws, the nominee or proposal will be excluded from consideration at the meeting. In addition, our bylaws include other requirements for nomination of candidates for director and proposals of other business with which a stockholder must comply to make a nomination or business proposal.

Annual Report

If any person who was a beneficial owner of our common stock on the record date for the annual meeting of stockholders desires additional information, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of Excel Trust at such date. Requests should be directed to Excel Trust, Inc., 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128, Attention: Secretary.

Stockholders Sharing the Same Address

The rules promulgated by the Securities and Exchange Commission permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement and annual report. If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or annual report without charge by sending a written request to Excel Trust, Inc., 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128, Attention: Secretary, or by telephone at (858) 613-1800. We will promptly send additional copies of the proxy statement or annual report upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report can request delivery of a single copy of the proxy statement or annual report by contacting their broker, bank or other intermediary or sending a written request to Excel Trust, Inc. at the address above.

Other Matters

Our board of directors does not know of any matter to be presented at the annual meeting which is not listed on the notice of annual meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in their discretion.

BENEFICIAL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS

S. Eric Ottesen

Senior Vice President, General Counsel & Secretary

Dated: April 2, 2013

VOTE BY INTERNET - www.proxyvote.com
EXCEL TRUST INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M56210-P35383	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EXCEL TRUST INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
PLEASE MARK, DATE, SIGN AND
PROMPTLY RETURN THE PROXY CARD
USING THE ENCLOSED ENVELOPE. IF YOU
DO NOT PROPERLY SIGN AND RETURN A
PROXY, YOUR SHARES CANNOT BE VOTED.
IF YOUR ADDRESS IS INCORRECTLY
SHOWN, PLEASE PRINT CHANGES.			☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3, AS DESCRIBED IN THE PROXY STATEMENT
1.	ELECTION OF DIRECTORS UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.
Nominees:
01) Gary B. Sabin 05) Burland B. East III
02) Spencer G. Plumb 06) Robert E. Parsons, Jr.
03) Mark T. Burton 07) Warren R. Staley
04) Bruce G. Blakley
								For	Against	Abstain
2.	RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.							☐	☐	☐
3.	APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.							☐	☐	☐
4.	TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE DISCRETION OF THE PROXY HOLDERS.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of Excel Trust, Inc., which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

Mark here for address change or comments					☐
SEE REVERSE
Check here only if you plan to attend the Annual Meeting in person			☐	☐
			Yes	No

PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR(S) HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important notice regarding the Internet availability of proxy materials for the annual meeting of stockholders. Excel Trust, Inc.’s proxy statement and annual report are available electronically at:

www.ExcelTrust.com.

M56211-P35383

EXCEL TRUST, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2013

The undersigned stockholder of Excel Trust, Inc., a Maryland corporation (the “Company”), hereby appoints Gary B. Sabin and S. Eric Ottesen, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on May 7, 2013 at 10:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the annual meeting with all powers possessed by the undersigned if personally present at the annual meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3, EACH AS DESCRIBED IN THE PROXY STATEMENT, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)